Exhibit 19.1

MERUS N.V.

INSIDER TRADING COMPLIANCE POLICY

(As of March 19, 2025)

This Insider Trading Compliance Policy (this “Policy”) consists of seven sections:

•	Section I provides an overview;

•	Section II sets forth the policies of the Company prohibiting insider trading;

•	Section III explains insider trading;

•	Section IV consists of procedures that have been put in place by the Company to prevent insider trading;

•	Section V sets forth additional transactions that are prohibited by this Policy;

•	Section VI explains Rule 10b5-1 trading plans; and

•	Section VII refers to the execution and return of a certificate of compliance.

I.	SUMMARY

This Policy applies to all officers, directors and employees of Merus N.V. and its wholly owned subsidiary Merus US, Inc. (collectively, the “Company”). For purposes of this Policy, “officers” refer to those individuals who meet the definition of “officer” under Section 16 of the Securities Exchange Act of 1934 (as amended, the “Exchange Act”). Individuals subject to this Policy are responsible for ensuring that members of their households also comply with this Policy. This Policy also applies to any entities controlled by individuals subject to the Policy, including any corporations, limited liability companies, partnerships or trusts (such entities, together with all officers, directors and employees of the Company, are referred to as the “Covered Persons”), and transactions by these entities should be treated for the purposes of this Policy and applicable securities laws as if they were for the individual’s own account. Questions regarding the Policy should be directed to the Company’s EVP, Chief Operating Officer, & General Counsel (“General Counsel”).

II.	STATEMENT OF POLICIES PROHIBITING INSIDER TRADING

No officer, director or employee shall purchase or sell any type of security while in possession of material, non-public information relating to the security or its issuer, whether the issuer of such security is the Company or any other company. For example, if a director, officer or employee learns material, non-public information about another company with which the Company does business, including a business partner or collaborator, that person may not trade in such other company’s securities until the information becomes public or is no longer material.

Further, no Covered Person shall purchase or sell any security of any other company in the Company’s industry or the industry of a company that is the subject of a potential strategic transaction with the Company, while in possession of material, non-public information that was obtained in the course of the Covered Person’s employment or service with the Company.

These prohibitions do not apply to the following “permitted transactions”:

•	transactions directly with the Company;

•

gift transactions for family or estate planning purposes, where securities are gifted to a person or entity subject to this Policy, except that gift transactions involving Company securities are subject to pre-clearance;

•

transactions relating to equity incentive awards without any open-market sale of securities (e.g., cash exercises of stock options or the “net settlement” of restricted stock units but not broker-assisted cashless exercises or open-market sales to cover taxes upon the vesting of restricted stock units);

•

“sell-to-cover” transactions pursuant to a non-discretionary policy adopted by the Company that is intended to facilitate the payment of withholding taxes associated with vesting of equity awards (other than stock options);

•	transactions under a pre-cleared Rule 10b5-1 plan; or

•	transactions under a pre-cleared non-Rule 10b5-1 trading arrangement as defined in Item 408(c) of Regulation S-K).

No officer, director or employee shall directly or indirectly communicate (or “tip”) material, non-public information to anyone outside of the Company (except in accordance with the Company’s policies regarding the protection or authorized external disclosure of Company information) or to anyone within the Company other than on a need-to-know basis.

III.	EXPLANATION OF INSIDER TRADING

“Insider trading” refers to the purchase or sale of a security while in possession of “material,” “non-public” information relating to the security or its issuer.

“Securities” includes stocks, bonds, notes, debentures, options, warrants and other convertible securities, as well as derivative instruments.

“Purchase” and “sale” are defined broadly under the federal securities law. “Purchase” includes not only the actual purchase of a security, but any contract to purchase or otherwise acquire a security. “Sale” includes not only the actual sale of a security, but any contract to sell or otherwise dispose of a security. These definitions extend to a broad range of transactions, including conventional cash-for-stock transactions, conversions, the exercise of stock options, and acquisitions and exercises of warrants or puts, calls or other derivative securities.

Information is considered “material” if there is a substantial likelihood that a reasonable investor would consider it important in making a decision to buy, sell or hold a security, or if the information is likely to have a significant effect on the market price of the security. Material information can be positive or negative and can relate to virtually any aspect of a company’s business or to any type of security, debt or equity. Also, information that something is likely to happen in the future—or even just that it may happen—could be deemed material.

Examples of material information may include (but are not limited to) information about:

•	corporate earnings or earnings forecasts;

•	possible mergers, acquisitions, tender offers or dispositions;

•	important business developments such as trial results, developments regarding strategic collaborators or the status of regulatory submissions;

•	management or control changes;

•	significant financing developments including pending public sales or offerings of debt or equity securities;

•	significant clinical developments or undisclosed clinical plans or details;

•	undisclosed data or information in discovery or pre-clinical programs;

•	a change in business-impacting trends;

•	future business plans or performance;

•	an actual change in earnings or in forecasted earnings that is higher or lower than the forecast;

•	a change in cash runway;

•	the sale of significant assets or a significant subsidiary;

•	developments regarding licensors, collaborators, customers or suppliers (such as the acquisition or loss of a contract) or the gain or loss of a substantial collaborator;

•	significant developments regarding Merus’ intellectual property portfolio;

•	changes in Merus’ outside auditor or notification by the auditor that Merus may no longer rely on an auditor’s report;

•	significant events regarding Merus’ securities;

•	cybersecurity incidents;

•	defaults on borrowings;

•	bankruptcies; and

•	significant litigation or regulatory actions.

Information is “non-public” if it is not available to the general public. In order for information to be considered public, it must be widely disseminated in a manner making it generally available to investors in a Regulation FD-compliant method, such as through a press release, a filing with the U.S. Securities and Exchange Commission (the “SEC”), or a Regulation FD-compliant conference call. The General Counsel shall have sole discretion to decide whether information is public for purposes of this Policy.

The circulation of rumors, even if accurate and reported in the media, does not constitute public dissemination. In addition, even after a public announcement, a reasonable period of time may need to lapse in order for the market to react to the information. Generally, the passage of two full trading days following release of the information to the public is a reasonable waiting period before such information is deemed to be public. For the purposes of this Policy, a “trading day” is a day on which United States stock exchanges are open for trading, specifically, the Nasdaq Stock Market, where the Company is presently listed.

IV.	STATEMENT OF PROCEDURES PREVENTING INSIDER TRADING

The following procedures have been established, and will be maintained and enforced, by the Company to prevent insider trading. Every officer, director and employee is required to follow these procedures.

A.	Pre-Clearance of Transactions by All Officers, Directors and Certain Employees

To provide assistance in preventing inadvertent violations of applicable securities laws and to avoid the appearance of impropriety in connection with the purchase and sale of the Company’s securities, all transactions in the Company’s securities (including without limitation, acquisitions and dispositions of Company stock, gifts, the exercise of stock options and the sale of Company stock issued upon exercise of stock options) by Covered Persons subject to this pre- clearance process (each, a “Pre-Clearance Person”) must be pre-cleared by the General Counselor other qualified member of the Merus Legal Department designated by the General Counsel (“Designee”). Further, the exercise of stock options by executive officers subject to reporting provisions of Section 16 of the Securities Exchange Act of 1934 and the Company’s Section 16 Compliance Program must be pre-cleared by the General Counsel or Designee.

Pre-clearance does not relieve anyone of his or her responsibility under SEC rules.

A request for pre-clearance may be oral or in writing (including without limitation by e- mail), should be made at least two business days in advance of the proposed transaction and should include the identity of the Pre-Clearance Person, the type of proposed transaction (for example, an open market purchase, a privately negotiated sale, a gift, an option exercise, etc.), the proposed date of the transaction and the number of shares or options to be involved. In addition, unless otherwise determined by the General Counsel or Designee, the Pre-Clearance Person must execute a certification (in the form approved by the General Counsel or Designee that he, she or it is not aware of material, non-public information about the Company. The General Counsel shall have sole discretion to decide whether to clear any contemplated transaction, provided that the President, Chief Executive Officer, & Executive Director (“CEO”) shall have sole discretion to decide whether to clear transactions by the General Counsel or persons or entities subject to this policy as a result of their relationship with the General Counsel. All trades that are pre-cleared must be effected within five business days of receipt of the pre-clearance unless a specific exception has been granted by the General Counsel (or the CEO, in the case of the General Counsel or persons or entities subject to this policy as a result of their relationship with the General Counsel). A pre-cleared trade (or any portion of a pre-cleared trade) that has not been effected during the five business day period must be pre-cleared again prior to execution. Notwithstanding receipt of pre-clearance, if the Pre-Clearance Person becomes aware of material, non-public information or becomes subject to a black-out period before the transaction is effected, the transaction may not be completed.

Pre-clearance should not be understood to represent legal advice by the Company that a proposed transaction complies with the law. None of the Company, the General Counsel, Designee, the CEO, or the Company’s other employees will have any liability for any delay in reviewing, or refusal of, a request for pre-clearance.

B.	Black-Out Periods

Additionally, no Covered Persons subject to quarterly blackout periods shall purchase or sell any security of the Company during the period beginning at 11:59 p.m., Eastern time, on the seventh calendar day before the end of any fiscal quarter of the Company and ending upon the completion of the second full trading day after the public release of earnings data for such fiscal quarter or during any other trading suspension period declared by the Company, except for purchases and sales made pursuant to the permitted transactions described in Section II. For example, if the Company’s fourth fiscal quarter ends at 11:59 p.m., Eastern time, on December 31, the corresponding blackout period would begin at 11:59 p.m., Eastern time, on December 24.

Exceptions to the black-out period policy may be approved only by the General Counsel (or, in the case of an exception for the General Counsel or persons or entities subject to this policy as a result of their relationship with the General Counsel, the CEO or, in the case of exceptions for directors or persons or entities subject to this policy as a result of their relationship with a director, the Board of Directors).

From time to time, the Company, through the Board of Directors, the Company’s disclosure committee or the General Counsel, may recommend that officers, directors, employees or others suspend trading in the Company’s securities because of developments that have not yet been disclosed to the public. Subject to the exceptions noted above, all of those affected should not trade in the Company’s securities while the suspension is in effect, and should not disclose to others that the Company has suspended trading.

If the Company is required to impose a “pension fund black-out period” under Regulation BTR, each director and executive officer shall not, directly or indirectly sell, purchase or otherwise transfer during such black-out period any equity securities of the Company acquired in connection with his or her service as a director or officer of the Company, except as permitted by Regulation BTR.

C.	Post-Termination Transactions

If an individual is in possession of material, non-public information when his or her service terminates, that individual may not trade in the Company’s securities until that information has become public or is no longer material.

V.	ADDITIONAL PROHIBITED TRANSACTIONS

The Company has determined that there is a heightened legal risk and/or the appearance of improper or inappropriate conduct if the persons subject to this Policy engage in certain types of transactions. Therefore, Covered Persons shall comply with the following policies with respect to certain transactions in the Company securities:

A.	Short Sales

Short sales of the Company’s securities evidence an expectation on the part of the seller that the securities will decline in value, and therefore signal to the market that the seller has no confidence in the Company or its short-term prospects. In addition, short sales may reduce the seller’s incentive to improve the Company’s performance. For these reasons, short sales of the Company’s securities are prohibited by this Policy. In addition, as noted below, Section 16(c) of the 1934 Act absolutely prohibits Section 16 reporting persons from making short sales of the Company’s equity securities, i.e., sales of shares that the insider does not own at the time of sale, or sales of shares against which the insider does not deliver the shares within 20 days after the sale.

B.	Publicly Traded Options

A transaction in options is, in effect, a bet on the short-term movement of the Company’s stock and therefore creates the appearance that an officer, director or employee is trading based on inside information. Transactions in options also may focus an officer’s, director’s or employee’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions in puts, calls or other derivative securities involving the Company’s equity securities, on an exchange or in any other organized market, are prohibited by this Policy.

C.	Hedging Transactions

Certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, allow an officer, director or employee to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow the officer, director or employee to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the officer, director or employee may no longer have the same objectives as the Company’s other stockholders. Therefore, all hedging transactions involving the Company’s equity securities are prohibited by this Policy.

D.	Purchases of the Company’s Securities on Margin; Pledging the Company’s Securities to Secure Margin or Other Loans

Purchasing on margin means borrowing from a brokerage firm, bank or other entity in order to purchase the Company’s securities (other than in connection with a cashless exercise of stock options through a broker under the Company’s equity plans). Margin purchases of the Company’s securities are prohibited by this Policy. Pledging the Company’s securities as collateral to secure loans is prohibited. This prohibition means, among other things, that you cannot hold the Company’s securities in a “margin account” (which would allow you to borrow against your holdings to buy securities).

E.	Partnership Distributions

Nothing in this Policy is intended to limit the ability of a venture capital partnership or other similar entity with which a director is affiliated to distribute Company securities to its partners, members or other similar persons. It is the responsibility of each affected director and the affiliated entity, in consultation with their own counsel (as appropriate), to determine the timing of any distributions, based on all relevant facts and circumstances and applicable securities laws.

VI.	RULE 10B5-1 TRADING PLANS

The restrictions in this Policy, except for provisions set forth in the Additional Prohibited Transactions section above, do not apply to transactions under a trading plan (a “Trading Plan”) that satisfies either:

•	the conditions of Rule 10b5-1; or

•	the elements of a non-Rule 10b5-1 trading arrangement as defined in Item 408(c) of Regulation S-K; and

•	either the General Counsel or CEO has pre-approved.

The General Counsel or CEO may impose such other conditions on the implementation and operation of a Trading Plan as they deem necessary or advisable.

An individual may only modify a Trading Plan outside of a blackout period and, in any event, where the individual does not possess material nonpublic information. Modifications to and early terminations of a Trading Plan are subject to pre-approval by the General Counsel or Chief Executive Officer.

The Company also reserves the right from time to time to suspend, discontinue, or otherwise prohibit transactions under a Trading Plan if the General Counsel, CEO, or the Board of Directors, in its or their discretion, determines that such suspension, discontinuation, or other prohibition is in the best interests of the Company.

Compliance of a Trading Plan with the terms of Rule 10b5-1 and the execution of transactions pursuant to the Trading Plan are the sole responsibility of the person initiating the Trading Plan, and none of the Company, the General Counsel, CEO, or the Company’s other employees assumes any liability for any delay in reviewing and/or refusing to approve a Trading Plan submitted for approval, nor the legality or consequences relating to a person entering into, informing the Company of, or trading under, a Trading Plan.

VII.	ACKNOWLEDGEMENT

On an annual basis, and as requested by the Merus Legal Department, all officers, directors and employees are required to acknowledge that they have read and understand this Policy. Such acknowledgement shall be done through the means chosen by the Company to document and/or register the acknowledgment.